UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2010
MONSTER WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34209	13-3906555

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue New York, NY	10017

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 351-7000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 3, 2010, Monster Worldwide, Inc. (“Monster”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Yahoo! Inc. (“Yahoo!”), pursuant to which Monster has agreed to acquire from Yahoo! substantially all assets exclusive to Yahoo! HotJobs (the “HotJobs Assets”) for a purchase price of $225 million in cash payable at the closing of the transaction. Pursuant to the Asset Purchase Agreement, Yahoo! will retain, and will be obligated to indemnify Monster for, liabilities relating to the HotJobs Assets for pre-closing actions, events and periods, and Monster will assume, and has agreed to indemnify Yahoo! for, liabilities relating to the HotJobs Assets for post-closing actions, events and periods.
The Asset Purchase Agreement includes customary representations, warranties and covenants. Certain covenants require that each of the parties use commercially reasonable efforts to cause the closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”) to be consummated, including with regard to receiving the requisite antitrust approvals, and restrict Yahoo!’s ability to solicit alternative acquisition proposals, or provide information and engage in discussions with third parties in connection therewith. The Asset Purchase Agreement contains a provision under which Yahoo! has agreed, subject to certain exceptions, that it will not compete with Monster for three years following the Closing in the business of Internet recruitment services and employment solutions which provide job listings, resume database access and employer recruitment branding to corporate recruiters, human resources departments and staffing agencies and career tools, information and resources to job seekers. In addition, each party has agreed not to solicit certain employees of the other for two years following the Closing. Subject to certain limitations and exceptions, each party has also agreed to indemnify the other for breaches of representations, warranties and covenants up to a maximum amount of $33,750,000.
The consummation of the Closing is not subject to a financing condition, but is subject to customary conditions to closing, including the receipt of requisite antitrust approvals. Either party may terminate the Asset Purchase Agreement, subject to certain exceptions, (i) in the event of an uncured breach of the Asset Purchase Agreement by the other party, (ii) if the Closing has not occurred by August 25, 2010 (the “Termination Date”), provided that the Termination Date may be extended by up to nine additional months in Yahoo!’s sole discretion in connection with any antitrust related regulatory action or proceeding, (iii) if a legal restraint would prevent the consummation of the Closing or (iv) if either party is compelled by a governmental authority to sell, hold separate or otherwise dispose of all or any portion of the HotJobs Assets or limit the operation of the HotJobs business.
The foregoing is a summary of the terms of the Asset Purchase Agreement and does not purport to include all of the terms of the Asset Purchase Agreement. The summary of the Asset Purchase Agreement is subject to, and qualified in its entirety by, the full text of the Asset Purchase Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

In connection with the transaction, Monster and Yahoo! entered into certain other ancillary agreements to be effective as of the Closing, including (i) a license agreement, pursuant to which Yahoo! will grant to Monster a license of certain patents and trade secrets for use by Monster, and Monster will agree to grant back to Yahoo! a license of the technology, trade secrets and patents assigned to Monster under the Asset Purchase Agreement, (ii) a transition services agreement to ensure Monster’s ability to operate the HotJobs business for a period of six months following the Closing (as such time period may be extended in Monster’s discretion by up to three additional months) and (iii) a commercial traffic agreement, pursuant to which Yahoo! has agreed to place hyperlinks on Yahoo!’s homepages in the United States and Canada and certain other Yahoo! properties designed to direct user traffic to Monster.com and Monster.ca.
On February 3, 2010, Monster issued a press release announcing that it had entered into the Asset Purchase Agreement and related transaction documents. A copy of the press release is attached hereto as Exhibit 99.1.
Item 2.02. Results of Operations and Financial Condition.
On February 3, 2010, Monster announced its results of operations for the fourth quarter and year ended December 31, 2009. A copy of Monster’s press release announcing its results of operations for the fourth quarter and year ended December 31, 2009 is attached hereto as Exhibit 99.2. A copy of the supplemental financial information issued by Monster in connection with the press release is attached hereto as Exhibit 99.3.
The information in Item 2.02 of this report, including Exhibits 99.2 and 99.3, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing of Monster under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

2.1	Asset Purchase Agreement by and between Monster Worldwide, Inc. and Yahoo! Inc. dated as of February 3, 2010.

99.1	Press Release Dated February 3, 2010 of Monster Worldwide, Inc.

99.2	Press Release Dated February 3, 2010 of Monster Worldwide, Inc.

99.3	Supplemental Financial Information.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC. (Registrant)
By:	/s/ Michael C. Miller
	Name:	Michael C. Miller
	Title:	Executive Vice President, General Counsel and Secretary

Date: February 3, 2010

EXHIBIT INDEX

2.1	Asset Purchase Agreement by and between Monster Worldwide, Inc. and Yahoo! Inc. dated as of February 3, 2010.

99.1	Press Release Dated February 3, 2010 of Monster Worldwide, Inc.

99.2	Press Release Dated February 3, 2010 of Monster Worldwide, Inc.

99.3	Supplemental Financial Information.